Exhibit 99

                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:   Terrance M. McCarthy             Lisa K. Vansickle
            President and                    Senior Vice President and
            Chief Executive Officer          Chief Financial Officer
            First Banks, Inc.                First Banks, Inc.
            (314) 592-5000                   (314) 592-5000


Traded:     NYSE
Symbol:     FBSPrA - (First Preferred Capital Trust IV, an  affiliated  trust of
                     First Banks, Inc.)

FOR IMMEDIATE RELEASE:

        First Banks, Inc. Announces Completion of Planned Capital Raise, Second Quarter Earnings and Issuance of Restated Financial Statements

     St. Louis, Missouri, July 31, 2008. First Banks, Inc. ("First Banks" or the "Company") announced today the completion of a $100.0 million capital raise through First Capital America, Inc. ("FCA"), a corporation owned by First Banks' Chairman of the Board and members of his immediate family. On May 14, 2008, First Banks formed FB Holdings, LLC ("FB Holdings"). FB Holdings operates as a majority-owned subsidiary of First Bank and was formed for the primary purpose of holding and managing certain nonperforming loans and assets to allow the liquidation of such assets at a time that is more economically advantageous to First Bank. As of June 30, 2008, First Bank had contributed loans and assets of approximately $88.6 million and FCA had contributed cash of $85.0 million to FB Holdings. Subsequently, in late July, First Bank contributed assets of approximately $15.5 million and FCA contributed additional cash of $15.0 million, bringing its total cash investment in FB Holdings to $100.0 million. The contribution of cash by FCA is reflected as minority interest in the Company's consolidated financial statements and, consequently, increased the Company's total risk-based capital ratio.

     Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, "We are very pleased to have completed this recapitalization of First Bank. As a family-owned financial institution, our affiliate, FCA, and the Dierberg family, have demonstrated their extraordinary support for the Company with this $100.0 million investment. The investment provides the Company with the strength to manage through the current difficult economic cycle and positions us to take advantage of future opportunities as the economy recovers."

     The Company reported a net loss of $39.9 million for the three months ended June 30, 2008, compared to a net loss of $4.9 million for the three months ended March 31, 2008, and earnings of $17.4 million for the three months ended June 30, 2007. The Company reported a net loss of $44.8 million for the six months ended June 30, 2008, compared to earnings of $34.8 million for the comparable period in 2007. The net loss for the second quarter of 2008 was primarily attributable to a significantly higher provision for loan losses, which increased to $84.1 million for the three months ended June 30, 2008, from $45.9 million for the three months ended March 31, 2008, and $3.4 million for the three months ended June 30, 2007. The provision for loan losses recorded in the second quarter reflects increased levels of nonperforming loans, increased net charge-offs and increased risk associated with deteriorating and unstable economic conditions, primarily concentrated in the Company's one-to-four family residential mortgage and real estate construction and development loan portfolios.

     Mr. McCarthy stated, "Our financial performance in the second quarter reflected many of the required actions necessary to strengthen the Company's balance sheet. Significant impacts from the severe national downturn in residential real estate affected us in the quarter. We aggressively dealt with those challenges by increasing our reserve for loan losses in the quarter by $15.8 million. In spite of the loss for the quarter, we were able to increase the Company's overall capital position and at June 30, 2008, the Company was well capitalized under the financial industry regulatory guidelines."

     The Company also reported that it has completed and filed the amendment to its 2007 Annual Report on Form 10-K to restate its audited consolidated financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, and each unaudited quarterly period in 2006 and 2007. The Company has also filed its Quarterly Report on Form 10-Q as of and for the period ended March 31, 2008, thereby bringing all of its required filings current with the U.S. Securities and Exchange Commission. The restatement was made to properly reflect certain transactions that were entered into by a former employee of the Company's mortgage banking division and improperly recorded in the Company's consolidated financial statements due to the circumvention of established internal controls (the "Transactions"). These Transactions resulted in the omission of a repurchase agreement obligation, including the related interest expense thereon, and the overstatement of mortgage banking revenues. Net income (as restated) was $49.5 million, $106.8 million and $95.3 million for the years ended December 31, 2007, 2006 and 2005, respectively.

     Mr. McCarthy said, "While we remain highly disappointed about the circumstances that caused the restatement, we have now restated and filed our financial statements and are returning our corporate focus to our short-term and long-term objectives. In addition, it is important to note that the Transactions did not affect any of our customers or impact our ability to comply with the payment obligations under our outstanding subordinated debentures in accordance with the terms of the underlying trust indentures associated with our outstanding trust preferred securities."

     First Banks is privately held by the St. Louis based Dierberg family which controls all of the voting stock of the Company through various trusts created by and for the benefit of members of the Dierberg family. First Banks currently operates 217 branch banking offices in California, Florida, Illinois, Missouri and Texas.

                                     # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K/A and subsequently filed Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements
                            ------------------
in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.